UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 12, 2010
MORGAN’S FOODS, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	1-08395 (Commission File Number)	34-0562210 IRS Employer Identification Number)
4829 Galaxy Parksway, Suite S, Cleveland, OH 44128
(Address of principal executive officers)          (Zip Code)
Registrant’s telephone number, including area code: (216) 359-9000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
As previously described in the Company’s Management Discussion and Analysis and the notes to the Company’s financial statements, the Company has been negotiating with one of its franchisors (“KFC Corporation” or “KFC”) to arrive at a revised schedule for the completion of its asset upgrade obligations or image enhancement obligations. The Company is required by its franchise agreements to periodically bring its restaurants up to the required image of the franchisor. This typically involves a new dining room décor and seating package and exterior changes and related items but can, in some cases, require the relocation of the restaurant. Also, significant numbers of restaurants may have image enhancement deadlines that coincide, in which case, the Company will adjust the actual timing of the image enhancements in order to facilitate an orderly construction schedule. During the image enhancement process, each restaurant is normally closed for up to two weeks, which has a negative impact on the Company’s revenues and operating efficiencies. The franchise agreements with KFC and Taco Bell Corporation require the Company to upgrade and remodel its restaurants to comply with the franchisors’ current standards within agreed upon timeframes.
The Company did not meet its obligations with respect to four restaurants due in fiscal 2010 but the image enhancement of one of the restaurants was completed in April 2010 and another in July 2010. Additionally, subsequent to the end of the Company’s fiscal second quarter, the Company completed the image enhancement of a restaurant which was scheduled as a fiscal 2012 obligation. Management believes that the Company will not meet the stated deadlines for seven of the image enhancement projects and is in discussions with KFC to obtain revised schedules. The Company relies mainly on cash flow and borrowings to complete its image enhancements and experienced a decline in cash flow during the later part of fiscal 2009 and early fiscal 2010 which caused the Company to temporarily suspend its image enhancement activities resulting in the failure to complete the referenced projects.
In connection with the Company’s image enhancement obligations, on or about October 12, 2010, the Company received notices of default from KFC regarding ten of the Company’s restaurants. These notices of default state that unless the Company corrects the defaults by November 7, 2010 that KFC would exercise its right to terminate the franchise agreements. Before and after the receipt of the notice of default the Company has continued to negotiate with KFC regarding the Company’s image enhancement obligations in order to reach a revised schedule of image enhancements that would be mutually beneficial to both the Company and KFC. If an agreement can be reached, the Company expects to restructure the financing of some of its restaurants, including the conversion of a number of locations to sale/leasebacks, and the refinance of certain debt in order to enhance the Company’s financial ability to continue its asset upgrade progress. However, there can be no assurance that (i) the Company will be able to reach an agreement with KFC regarding image enhancement that would suspend KFC’s right to terminate franchise agreements, or (ii) the Company will complete the restructuring or that the restructuring will create the ability for the Company to complete a satisfactory number of image enhancements. Further, no assurance can be given that KFC will not exercise its rights to terminate certain franchise agreements if an agreement is not reached. If KFC exercises its termination rights, it is unclear, what, if any, action the Company’s landlords and creditors may take under cross default provisions of the Company’s agreements that would impede the Company’s ability to satisfy its obligations. The termination of those franchise agreements would have a material adverse effect on the Company’s financial condition and results of operations.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Morgan’s Foods, Inc.
Dated: November 1, 2010	By:	/s/ Kenneth L. Hignett
Kenneth L. Hignett
Senior Vice President, Chief Financial Officer & Secretary